Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Chris Lees

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

Attn: Lisa Scholefield

Nomura International plc

Nomura House

1 St Martin’s-le-Grand

London EC1A 4NP

Attn: Sophia Rozza

Deutshe Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn: Matthew Knights

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Attn: Karen Phillip

Morgan Stanley & Co. International Limited

25 Cabot Square

Canary Wharf

London E14 4QA

Attn: Head of Transaction Management Group,

Global Capital Markets